UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No. 1)*


                         FIDELITY BANCORP, INC.
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                           (Name of Issuer)

                     Common Stock, $0.01 Par Value
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                    (Title of Class and Securities)

                              31583B-10-5
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                            (CUSIP Number)


                             July 21, 2003
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).















                              SCHEDULE 13G

CUSIP No.  31583B-10-5
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1.   NAME OF REPORTING PERSON

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Fidelity Federal Savings Bank
     Employee Stock Ownership Plan
     IRS ID No. 36-1721855

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  ( )
     (b)  ( )

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Federally chartered stock savings institution's employee stock benefit plan organized in Illinois.

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                                   5.   SOLE VOTING POWER

NUMBER OF                               0
SHARES                             -------------------------------------------
BENEFICIALLY                       6.   SHARED VOTING POWER
OWNED BY
EACH                                    0
REPORTING                          -------------------------------------------
PERSON                             7.   SOLE DISPOSITIVE POWER
WITH
                                        0
                                   -------------------------------------------
                                   8.   SHARED DISPOSITIVE POWER

                                        0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  ( )

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0 %

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12.  TYPE OF REPORTING PERSON

     EP
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          STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G


Item 1.

     (a)    NAME OF ISSUER
            Fidelity Bancorp, Inc.

     (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            5455 W. Belmont
            Chicago, Illinois 60641

Item 2.

     (a)    NAME OF PERSON FILING
            Fidelity Federal Savings Bank
            Employee Stock Ownership Plan
            Trustee:   Glenview State Bank
                       800 Waukegan Road
                       Glenview, Illinois 60025


     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 5455 W. Belmont
            Chicago, Illinois 60641

     (c)    CITIZENSHIP
            Federally chartered stock savings institution's employee stock benefit plan organized in Illinois

     (d)    TITLE OF CLASS OF SECURITIES
            Common Stock, $0.01 par value

     (e)    CUSIP NUMBER
            31583B-10-5

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [  ]  Broker or dealer registered under Section 15 of the Act
                       (15 U.S.C. 78o);

            (b)  [  ]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                       78c);

            (c)  [  ]  Insurance company as defined in Section 3(a)(19) of the
                       Act (15 U.S.C. 78c);

            (d)  [  ]  Investment company registered under Section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e)  [  ]  An investment adviser in accordance with section
                       240.13d-1(b)(1)(ii)(E);

            (f)  [ X]  An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

            (g)  [  ]  A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
            (h)  [  ]  A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)  [  ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

            N/A

Item 4.   OWNERSHIP
          See rows 5-9 and 11 of the cover pages.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
          N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           N/A

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          N/A

Item 9.   Notice of Dissolution of Group
          N/A

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]




                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    Date:  July 22, 2003

    By:   ________________________________

          Lindalee Hansen
          Human Resource Director